                                                                    EXHIBIT 12-A
                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNT IN MILLIONS)


                                                 For the Years Ended December 31
                                         -----------------------------------------------
                                         1993        1992      1991      1990         1989
                                         ----        ----      ----      ----         ----
Fixed Charges
- -------------

  Interest expense  . . . . . . . .   $2,943.5    $3,108.3   $3,840.6    $4,307.4   $4,647.4
  Rents   . . . . . . . . . . . . .       11.0        10.8        8.9         7.5        6.4
                                      --------    --------   --------    --------   --------
   Total fixed charges. . . . . . .    2,954.5     3,119.1    3,849.5     4,314.9    4,653.8

Earnings
- --------

  Income before income
   taxes and cumulative
   effects of changes in
   accounting principles    . . . .    1,875.0     1,323.2    1,075.1       763.2      630.0
Less equity income from
    affiliated companies  . . . . .      198.3       155.2      191.0       145.0       30.8
Less minority interest
  in net income of
  subsidiaries  . . . . . . . . . .        7.9         6.1        2.3        --         --
                                      --------    --------   --------    -------     -------

Earnings before
  fixed charges . . . . . . . . . .   $4,623.3    $4,281.0   $4,731.3    $4,933.1   $5,253.0

Ratio of earnings to
  fixed charges . . . . . . . . . .       1.56        1.37       1.23       1.14        1.13
                                     ---------   ---------  ---------  ---------   ---------
                                     ---------   ---------  ---------  ---------   ---------


For purposes of the Ford Credit ratio, earnings consist of income before taxes and cumulative effects of changes in accounting principles and fixed charges. Income before income taxes and cumulative effects of changes in accounting principles of Ford Credit excludes the equity in net income of all unconsolidated affiliates and minority interest in net income of subsidiaries. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).